As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The First Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Mississippi	6021	64-0862173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6480 U.S. Hwy. 98 West, Suite A

Hattiesburg, Mississippi 39402

(601) 268-8998

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donna T. (Dee Dee) Lowery

Chief Financial Officer

6480 U.S. Hwy. 98 West, Suite A

Hattiesburg, Mississippi 39402

(601) 268-8998

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Donna T. (Dee Dee) Lowery Chief Financial Officer 6480 U.S. Hwy. 98 West, Suite A Hattiesburg, Mississippi 39402 (601) 268-8998	Copy to: Neal C. Wise, Esq. Jones Walker L.L.P. 190 E. Capitol Street, Suite 800 Jackson, Mississippi 39201 (601) 949-4631

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $1.00 per share	3,563,380	(1)	$	[●]		$	[●]	$—	(3)
Mandatorily Convertible, Non-Cumulative, Non-Voting Perpetual Preferred Stock, Series E	3,563,380			$17.75	(2)		$63,249,995	$7,330.67

(1) Estimated based on the total number of shares of common stock currently issuable upon conversion of the preferred stock. Pursuant to Rule 416 under the Securities Act, the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Calculated in accordance with Rule 457(a) and includes such additional number of shares of Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series E, and of Common Stock, $1.00 par value, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(3) No separate consideration will be received for the shares of common stock issuable upon conversion of the preferred stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2016

PROSPECTUS

THE FIRST BANCSHARES, INC.

3,563,380 Shares of Common Stock

3,563,380 Shares of Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series E

This prospectus relates to the offer and sale by certain selling securityholders (the “Selling Securityholders”) identified in this prospectus, and any of their pledgees, donees, transferees, or other successors in interest, of either 3,563,380 Shares Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series E (“Series E Preferred Stock”), or 3,563,380 shares of common stock of The First Bancshares, Inc. into which the Series E Preferred Stock is mandatorily convertible if the required approval of the holders of the Company’s common stock is received. In this prospectus, we refer to the shares of Series E Preferred Stock and the underlying shares of common stock issuable upon conversion of the Series E Preferred Stock, collectively, as the Securities. We are registering the offer and sale of the Securities covered by this prospectus to satisfy registration rights we have granted to the Selling Securityholders. We will not receive any of the proceeds from the sale of the Securities by Selling Securityholders, but we are bearing the expenses of registration.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On December 15, 2016, the last reported sale price of the common stock on the NASDAQ Global Market was $27.15 per share. There is currently no established trading market for the Series E Preferred Stock. We do not intend to apply for listing of the Series E Preferred Stock on any securities exchange or for inclusion of the Series E Preferred Stock on any automated quotation system.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

Investing in our common stock involves a certain degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page [●] of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to invest.

The date of this Prospectus is [●], 2016.

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ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to The First Bancshares, Inc. The “Bank” and “The First” refer to The First, A National Banking Association, a national bank and our wholly-owned banking subsidiary.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. This prospectus relates to the offering and sale by certain selling securityholders (the “Selling Securityholders”) of either our Mandatorily Convertible, Non-Cumulative, Non-Voting Preferred Stock, Series E (“Series E Preferred Stock”) or, if approval by the holders of our common stock is received, our common stock into which our Series E Preferred Stock is mandatorily convertible upon such stockholder approval (collectively, “Securities”). The Selling Securityholders may sell the Securities described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the Securities described in this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-1 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. Pursuant to the SEC rules and regulations if we file an agreement or document as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, prospects, and risks may have changed since that date.

cauTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which statements are inherently subject to risks and uncertainties. These statements are based on many assumptions and estimates and are not guarantees of future performance. Forward looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other statements concerning opinions or judgments of the Company, the Bank, and management about possible future events or outcomes. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Bank’s customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.

Potential risks and uncertainties that could cause our actual results to differ materially from those anticipated in any forward-looking statements include, but are not limited to, the following:

•	reduced earnings due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

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•	reduced earnings due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

•	the rate of delinquencies and amount of loans charged-off;

•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required to replenish the allowance in future periods;

•	results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses through additional loan loss provisions or writedown assets;

•	the amount of our loan portfolio collateralized by real estate and the weakness in the commercial real estate market;

•	the impact of our efforts to raise capital on our financial position, liquidity, capital, and profitability;

•	risks and uncertainties relating to not successfully negotiating and entering into definitive agreements with respect to, and closing the, currently contemplated acquisitions within our currently expected timeframe and other terms;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•	increased funding costs due to market illiquidity, increased competition for funding, higher interest rates, and increased regulatory requirements with regard to funding;

•	significant increases in competition in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	our ability to retain our existing customers, including our deposit relationships;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	ability of borrowers to repay loans, which can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, natural disasters, and international instability;

•	changes in deposit flows;

•	changes in accounting principles, policies, or guidelines;

•	our ability to maintain adequate internal controls over financial reporting;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the SEC.

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We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in and the assumptions underlying our forward-looking statements are reasonable, we cannot guarantee that these expectations will be achieved or the assumptions will prove out. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC our proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its Public Reference Room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov or on our website at http://www.thefirstbank.com under the “Investor Relations” then “SEC Filings” tabs. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete, and in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Reports on Form 10-K for the years ended December 31, 2015 and December 31, 2014, filed with the SEC on March 30, 2016 (as amended by Form 10-K/A filed on October 11, 2016) and March 31, 2015, respectively;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 filed with the SEC on May 16, 2016, as amended on October 11, 2016, August 15, 2016, as amended on October 11, 2016, and November 9, 2016, respectively;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2016 and our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 28, 2016; and

•	Our Current Reports on Form 8-K filed with the SEC on January 29, 2016, March 18, 2016, April 22, 2016, April 28, 2016, May 31, 2016, July 25, 2016, July 29, 2016, August 1, 2016, October 14, 2016 and December 9, 2016.

A description of our capital stock can be found herein under the heading “Description of Capital Stock.”

You may request a copy of any of these filings at no cost, by writing or telephoning the Corporate Secretary, Chandra Kidd at ckidd@thefirstbank.com or 601-268-8998, or at the following address or telephone number: The First Bancshares, Inc., 6480 U.S. Hwy 98 W, Hattiesburg, MS 39402 or 601-268-8998.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page [●] of this prospectus, and all other information included in this prospectus in its entirety before you decide whether to invest in the Securities.

The First Bancshares, Inc.

We are a financial holding company headquartered in Hattiesburg, Mississippi. Our Company was incorporated on June 23, 1995 to serve as a bank holding company for The First, A National Banking Association (“The First”), headquartered in Hattiesburg, Mississippi. The First began operations on August 5, 1996 from our main office in the Oak Grove community, which is now incorporated within the city of Hattiesburg. The First currently operates its main office and 27 full-service branches, one motorbank, and four loan production offices in Mississippi, Alabama, and Louisiana. Our principal executive offices are located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, and our telephone number is (601) 268-8998.

In Mississippi, we serve the cities of Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach, Diamondhead, and the surrounding areas of Lamar, Forrest, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties. In Louisiana, we serve the city of Bogalusa in Washington Parish and Baton Rouge in East Baton Rouge Parish. In Alabama, we serve the Baldwin County and Mobile County, Alabama markets with branches in the following cities: Foley, Daphne, Fairhope, Gulf Shores, Orange Beach, Mobile, Bay Minette, Dauphin Island, and Theodore. In total, The First operates its main office, 15 full-service branches, and one motor branch in Mississippi, ten branches in Alabama, and two branches in Louisiana. In addition, The First operates loan production offices in Ocean Springs, Brandon, and Madison, Mississippi and in Slidell, Louisiana. If the acquisitions of Iberville Bank and Gulf Coast Community Bank are consummated, and subject to regulatory approval, we will additionally operate ten branches in Addis, Baton Rouge, Denham Springs, Pierre Part, Plaquemine, Plattenville, Port Allen, Prairieville, Saint Gabriel, and White Castle, Louisiana, and five branches in Gulf Breeze, Pace, and Pensacola, Florida. For more information about our potential acquisitions of Iberville Bank and Gulf Coast Community Bank you should read “Recent Developments” below.

We strive to provide our customers with the breadth of products and services offered by large regional banks, while maintaining the timely response and personal service of a locally-owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, we have a residential mortgage division. The following is a description of the products and services we offer.

Deposit Services. We offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our principal market areas at rates competitive to those offered by other banks in these areas. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law. We solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities. In addition, we offer certain retirement account services, such as Individual Retirement Accounts (IRAs).

Loan Products. We offer a full range of commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. We also make real estate construction and acquisition loans. Our lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the bank), in general we are subject to an aggregate loans-to-one-borrower limit of 15% of our unimpaired capital and surplus.

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Mortgage Loan Division. We have a residential mortgage loan division which originates loans to purchase existing residential homes or construct new homes and to refinance existing mortgages.

Other Services. Other bank services we offer include on-line internet banking services, voice response telephone inquiry services, commercial sweep accounts, cash management services, safe deposit boxes, travelers checks, mobile deposit, direct deposit of payroll and social security checks, and automatic drafts for various accounts. We are associated with the MasterCard, Cirrus, Pulse, and Community Cash networks of automated teller machines that may be used by our customers throughout our market area and other regions. The First also offers VISA credit card services through a correspondent bank.

The Offering

The following summary contains basic information about the Securities and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the Securities, you should read the sections of this prospectus entitled “Description of Capital Stock.”

Maximum number of shares of common stock offered by the Selling Securityholders	3,563,380 shares of common stock, $1.00 par value per share

Maximum number of shares of Series E Preferred Stock offered by the Selling Securityholders	3,563,380 shares of Series E Preferred Stock, $1.00 par value per share (only to be offered if Company stockholders do not approve issuance of common stock upon mandatory conversion of the Series E Preferred Stock)

Shares Outstanding as of September 30, 2016	5,428,017 shares of common stock, $1.00 par value per share
3,563,380 shares of Series E Preferred Stock, $1.00 par value per share
17,123 shares of Series CD Preferred Stock*

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

Risk Factors	An investment in our Securities is subject to certain risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.

Market and trading symbol for the common stock	Our common stock is traded on the NASDAQ Global Market under the symbol “FBMS”.

*On December 6, 2016, the Company entered into that certain Securities Purchase Agreement, dated December 6, 2016, pursuant to which the Company repurchased all 17,123 shares of its Series CD Preferred Stock from the United States Treasury Department. Therefore, as of December 6, 2016 the Company no longer has any shares of Series CD Preferred stock issued or outstanding.

Plan of Distribution

The Selling Securityholders were the initial purchasers of the Series E Preferred Stock that are automatically convertible into common stock upon approval of the holders of our common stock (or the permitted affiliate transferees of such investors). The Series E Preferred Stock was sold pursuant to the Private Placement described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers, or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices derived from prevailing market prices, at various prices determined at the time of sale or otherwise, or at negotiated prices. If the Securities are sold through underwriters, broker-dealers, or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The Selling Securityholders are not obligated to sell any Securities, and the registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution” on page [●] of this prospectus.

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Recent Developments

The following presents an overview of our recent announcements of two acquisition agreements to which we are a party. These items are subject to the risks and uncertainties relating to our business described under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein.

Acquisition Agreements with Iberville Bank and Gulf Coast Community Bank

Iberville Bank. On October 12, 2016, we executed a Stock Purchase Agreement (the “Iberville Acquisition Agreement”) with A. Wilbert’s Sons Lumber and Shingle Co. (“Iberville Parent”) pursuant to which, if consummated in accordance with its terms, the Company would acquire 100% of the common stock of Iberville Bank, Plaquemine, Louisiana, and immediately thereafter would merge Iberville Bank with and into The First. Under the terms of the Iberville Acquisition Agreement, the Company has agreed to pay Iberville Parent a total of $31.1 million in cash. Approximately 8% of the purchase price payable to Iberville Parent would be held in escrow as contingency for flood-related losses in the loan portfolio that may be incurred due to recent flooding in Iberville Bank’s market area. At September 30, 2016, Iberville Bank had $257.8 million in total assets, $147.2 million in net loans, $229.6 million in deposits, and $26.5 million in stockholders’ equity.

Gulf Coast Community Bank. Also on October 12, 2016, we executed an Agreement and Plan of Merger (the “Gulf Coast Acquisition Agreement”) with Gulf Coast Community Bank, Pensacola, Florida, pursuant to which, if consummated in accordance with its terms, Gulf Coast Community Bank would merge with and into The First. Under the terms of the Gulf Coast Acquisition Agreement, the Company would issue Gulf Coast Community Bank’s shareholders shares of the Company’s common stock which, for purposes of the Gulf Coast Acquisition, will be valued through averaging the trading price of the Company’s common stock price over a 30 day trading period ending on the fifth business day prior to the closing of the Gulf Coast Acquisition. The implied consideration for the Gulf Coast Acquisition is approximately $2.3 million. As of September 30, 2016, Gulf Coast had total assets of approximately $135.4 million, deposits of approximately $116.6 million, and total stockholders’ equity of approximately $5.8 million.

Special Meeting of Shareholders. A special meeting of the holders of our common stock will be held on December 29, 2016, for the purpose of approving the issuance of shares of common stock covered by this prospectus upon the conversion of the Series E Preferred Stock. Definitive proxy materials relating to this special meeting of shareholders were filed with the SEC on November 28, 2016. The proxy statement is available electronically at www.thefirstbank.com/SEC-filings.htm.

Principal Executive Offices

Our principal executive offices are located at 6480 U.S. Highway 98 West, Suite A, Hattiesburg, Mississippi 39402, and our telephone number is (601) 268-8998.

Employees

At September 30, 2016, we had 303 full-time employees and 10 part-time employees.

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RISK FACTORS

An investment in our Securities, whether common stock or Series E Preferred Stock, involves a high degree of risk. Before you purchase any of our Securities, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and any risks described in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, before making a decision to invest in our Securities. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks were to materialize, our business, results of operations, and financial condition could suffer. In that case, the trading price of our common stock and the values of any of our other Securities could decline, and you may lose all or part of your investment

Risks Related to Our Common Stock and Series E Preferred Stock

The price of our common stock is volatile and may decline.

Although our common stock is listed for trading on The NASDAQ Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have from time to time adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

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A significant decline in our stock price could result in substantial losses for individual shareholders.

Sales of a significant number of shares of our common stock in the public markets, or the anticipation of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the ownership and economic interests of our existing stockholders, including you, and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series, and therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

We are a holding company and depend on our bank subsidiary for dividends, distributions, and other payments.

We are a bank holding company that conducts substantially all of our operations through our subsidiary bank, The First. As a result, our ability to make dividend payments on our common stock will depend primarily upon the receipt of dividends and other distributions from The First. The ability of The First to pay dividends or make other payments to us is limited by its obligation to maintain sufficient capital and by other general regulatory restrictions on its dividends. If these requirements are not satisfied, we will be unable to pay dividends on our common stock.

It is unlikely that an active trading market for the Non-Voting Series E Preferred Stock will develop.

The Series E Preferred Stock will not be a liquid investment because no public trading market currently exists for such security and it is unlikely that a market will develop. Potential purchasers of the Series E Preferred Stock should consider carefully the limited liquidity of such investment before purchasing any shares of the Series E Preferred Stock. We are not obligated, and do not intend, to apply for the listing of the Series E Preferred Stock on any securities exchange. Even if a trading market for the Series E Preferred Stock were to develop, it may not continue, and a purchaser of such securities may not be able to sell such securities at or above the price at which they were purchased.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

8

Risks Relating to Pending Acquisitions

We may fail to realize the anticipated cost savings and other financial benefits of the Iberville Bank Acquisition and Gulf Coast Acquisition on the anticipated schedule, if at all.

The First, Iberville Bank, and Gulf Coast have operated and, until the effective time of the mergers, will continue to operate independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of The First, Iberville Bank, and Gulf Coast. To realize these anticipated benefits, after the effective time of the mergers, The First expects to integrate Iberville Bank’s and Gulf Coast’s businesses with its own businesses. We may face significant challenges in integrating both Iberville Bank’s and Gulf Coast’s operations into our operations in a timely and efficient manner and in retaining personnel from these two banks that we anticipate needing. Achieving the anticipated cost savings and financial benefits of the merger will depend, in part, on whether we can successfully integrate these businesses. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, and policies that adversely affect our ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits of the merger. In addition, the integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company. Any inability to realize the full extent of, or any of, the anticipated cost savings and financial benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the market price of our common stock.

The market price of our common stock following consummation of the Iberville Bank Acquisition and Gulf Coast Acquisition may be affected by factors different from those currently affecting our independent operations through The First.

The businesses of each of The First, Iberville Bank, and Gulf Coast differ in important respects, and accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of The First, Iberville Bank, and Gulf Coast.

The impact of recent flooding events in Louisiana and southwest Mississippi on our market areas and those of Iberville Bank is presently unknown.

Both The First and Iberville Bank have a physical presence and collateral securing loans in or near parts of Louisiana and Mississippi that have been affected by the late summer 2016 significant flooding in those areas. The First and Iberville Bank have worked diligently to assess and quantify the impact, if any, of this flooding on their respective businesses. While The First and Iberville Bank believe that any impact on their respective businesses has already been or will be adequately accounted for, either through the presence of insurance, special loan provisions, or otherwise, there can be no assurances that such measures will be appropriate or adequate. If the impact from such flooding is more significant on the respective businesses of either The First or Iberville Bank, then the results of operations or financial condition of these organizations could be negatively impacted. If the Iberville Bank Acquisition is completed, and the impact from the flooding is more adverse than believed, the anticipated benefits from the Iberville Bank Acquisition may not be realized or realized to a lesser extent, and might have an adverse effect on the combined company and our common stock following such merger.

The Iberville Bank Acquisition and Gulf Coast Acquisition are subject to the receipt of consents and approvals from government entities that may not be received, may take longer than expected, or may impose conditions that could have an adverse effect on the combined company following the merger.

Before either the Iberville Bank Acquisition or Gulf Coast Acquisition may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the OCC, and various domestic and foreign bank, securities, antitrust, and other regulatory authorities. These regulators may impose conditions on the completion of the mergers or require changes to the terms of the mergers. Both Iberville Bank and Gulf Coast are currently subject to consent orders relating to Bank Secrecy Act compliance and, in the case of Gulf Coast, other items such as non-performing assets and regulatory capital, among others. These orders may be factors in the reviews and approvals by the Federal Reserve Board and the OCC, and may result in conditions to the approvals that could have an adverse effect on the operations of the combined companies or of the merged banks after the merger. Although we do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the mergers or imposing additional costs on or limiting the revenues of the combined company following the mergers, any of which might have an adverse effect on the combined company and our common stock following the mergers.

9

If the mergers are not completed, we will have incurred substantial expenses without realizing the expected benefits of the mergers.

We have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Iberville Acquisition Agreement and the Gulf Coast Acquisition Agreement. We will also incur the costs and expenses of filing, printing, and mailing a joint prospectus for Gulf Coast and all filing and other fees paid to the OCC, SEC, and state regulatory authorities in connection with the mergers. If the mergers are not completed, we would have to recognize these expenses without realizing the expected benefits of the mergers.

The mergers are subject to certain closing conditions that, if not satisfied or waived, will result in the mergers not being completed, which may cause the market price of the common stock to decline.

The mergers are subject to customary conditions to closing, including the receipt of required regulatory approvals and approvals of the Iberville Bank and Gulf Coast shareholders. If any condition to the mergers is not satisfied or waived, to the extent permitted by law, that merger may not be completed. In addition, any of the parties to the mergers may terminate the respective definitive agreement under certain circumstances even if the respective transaction is not approved by a certain date and under certain other circumstances. If we do not complete the mergers, the market price of our common stock may decline to the extent that the current market prices of those shares reflect a market assumption that the mergers will be completed. If the mergers are not completed, additional risks could materialize, which could materially and adversely affect our business, financial results, financial condition, and stock price.

SUMMARY OF THE UNDERLYING TRANSACTIONS

Pursuant to the Securities Purchase Agreements dated October 12, 2016 (“Securities Purchase Agreements”) between the Company and a limited number of institutional and other accredited investors (“Selling Securityholders”) (or an affiliate of the Selling Securityholders), we issued 3,563,380 shares of Series E Preferred Stock to the Selling Securityholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933 (we refer to this transaction as the “Private Placement”). The Company received approximately $60,000,000 in net proceeds from the sale of the Series E Preferred Stock.

Pursuant to the Securities Purchase Agreements, the shares of Series E Preferred Stock are automatically convertible into 3,563,380 shares of common stock upon shareholder approval of the issuance of common stock upon conversion. As part of the Securities Purchase Agreements, we agreed with the Selling Securityholders to call a special meeting of the shareholders of the Company in order to vote upon a proposal concerning the issuance of 3,563,380 shares of our common stock in connection with the conversion of the Series E Preferred Stock into our common stock for purposes of NASDAQ Listing Rule 5635. We anticipate that the meeting will be held before the end of the year, and we do not intend to request acceleration of the effectiveness of this registration statement until the results of that meeting are known.

Pursuant to the terms of the Securities Purchase Agreement, the Selling Securityholders also entered into respective Registration Rights Agreements with the Company. We are registering the offer and sale of the Securities covered by this prospectus to satisfy registration rights we have granted to the Selling Securityholders in the Registration Rights Agreements. Registration of the Securities does not necessarily mean that all or any portion of such Securities will be offered for sale by the Selling Securityholders.

The Company will be required to make certain payments as liquidated damages under the Registration Rights Agreements to the Selling Securityholders in certain circumstances if the registration statement is not (i) filed with the SEC within specified time periods, (ii) declared effective by the SEC within specified time periods, or (iii) available (with certain limited exceptions) after having been declared effective.

10

We have agreed to bear the expenses of registering the Securities under federal and state securities laws, but we will not receive any proceeds from the sale of any Securities offered under this prospectus.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any proceeds from such sales. We intend to use the net proceeds from the Private Placement to finance all or a portion of the Iberville Bank Acquisition and pay related expenses, to support our capital ratios in connection with the Iberville Bank Acquisition and Gulf Coast Acquisition, and for general corporate purposes.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our historical ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratios are based solely on historical financial information and no pro forma adjustments have been made.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Excluding interest on deposits	11.82	12.13	12.16	9.36	5.99	3.43	2.17

Including interest on deposits	3.20	3.30	3.38	2.71	1.87	1.12	0.58

We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of our fixed charges and dividends accrued on our outstanding Series E Preferred Stock and related discount accretion. For purposes of computing this ratio, “earnings” consist of income before provision for income taxes, fixed charges, and cumulative effect of changes in accounting principles. “Fixed charges,” excluding interest on deposits, include interest expense (other than on deposits), interest expense on federal funds purchased and securities sold under repurchase agreements, all other interest expense and preferred stock dividends and related accretion of discount. “Fixed charges,” including interest on deposits, include all interest expense, interest expense on federal funds purchased and securities sold under repurchase agreements and preferred stock dividends and related accretion of discount.

SELLING SECURITYHOLDERS

We are filing this registration statement pursuant to the Registration Rights Agreements dated October 12, 2016, by and among us and the entities listed on the table below under the heading “Selling Securityholders” (referred to herein as the “Selling Securityholders”). We are registering the Securities in order to permit the Selling Securityholders to offer the Securities for resale from time to time pursuant to obligations we undertook in connection with the issuance of the Securities. We have agreed to pay all expenses in connection with this offering, not including underwriting, broker or similar fees or commissions of the Selling Securityholders, or any legal fees and expenses of counsel to the Selling Securityholders.

Except as indicated below, other than the ownership of the Series E Preferred Stock or shares of common stock issuable upon conversion of the Series E Preferred Stock, and such additional ownership of common stock prior to the Private Placement as is set forth in the table, the Selling Securityholders have not had any material relationship with us within the past three years.

11

The following Selling Securityholders hold positions as officers and/or directors of the Company and the Bank as follows:

•	M. Ray (Hoppy) Cole, Jr. – Director and Chief Executive Officer of the Company and Bank

•	David W. Bomboy, M.D. – Director

•	E. Ricky Gibson – Director

•	Charles R. Lightsey – Director

•	Ted E. Parker – Director

•	J. Douglas Seidenburg – Director

•	Andrew D. Stetelman – Director

The table below lists the Selling Securityholders and other information regarding the stock ownership of each of the Selling Securityholders. The second column lists the number of shares of Series E Preferred Stock owned by each Selling Securityholder as of October 31, 2016. The third column lists the number of shares of common stock beneficially owned by each Selling Securityholder, based on its ownership of the Series E Preferred Stock, as of October 31, 2016, assuming conversion of all shares of Series E Preferred Stock held by the Selling Securityholders on that date.

The fourth column lists the shares of Series E Preferred Stock being offered under this prospectus by each of the Selling Securityholders. The fifth column lists the shares of common stock being offered under this prospectus by each of the Selling Securityholders.

The sixth and seventh columns assume the sale of all of the shares offered by the Selling Securityholders under this prospectus.

The eighth column indicates the percentage of common stock to be owned by each Selling Securityholder after completion of the offering, assuming the mandatory conversion of the Series E Preferred Stock and based on the number of shares of common stock outstanding as of October 31, 2016.

The amounts set forth below are based upon information provided to us by representatives of the Selling Securityholders, or upon our records, and are accurate to the best of our knowledge as of the date specified below. It is possible, however, that the Selling Securityholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. This table assumes that the Selling Securityholders will sell all of the Securities covered by this prospectus. We cannot assure you that the Selling Securityholders will sell all or any portion of the Securities offered hereby.

The Securities offered by this prospectus may be offered from time to time by the Selling Securityholders named below, or by any of their pledgees, donees, transferees, or other successors in interest, provided that such pledgees, donees, transferees, or other successors in interest offering Securities using this prospectus are named as Selling Securityholders in this prospectus via supplement or amendment in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

12

SELLING SECURITYHOLDERS
Name of Selling Securityholder	Shares of Series E Preferred Stock Owned Prior to the Offering	Shares of Common Stock Owned Prior to the Offering	Shares of Series E Preferred Stock Offered Hereby	Shares of Common Stock Offered Hereby	Shares of Series E Preferred Stock Owned After the Offering	Shares of Common Stock Owned After the Offering	Percentage of Outstanding Common Stock Owned After the Offering
Banc Fund VII L.P.[1]	-	128,235	35,000	35,000	-	163,235	1.81%
Banc Fund VIII L.P.[2]	-	299,554	55,000	55,000	-	354,554	3.94%
Banc Fund IX L.P.[3]	-	55,702	135,352	135,352	-	191,054	2.12%
PRB Investors, L.P.[4]	-		112,676	112,676	-	112,676	1.25%
Castine Partners, LP5	-		46,901	46,901	-	46,901	0.52%
Castine Partners II, LP6	-		98,113	98,113	-	98,113	1.09%
Castine Offshore Fund, LTD.[7]	-		108,507	108,507	-	108,507	1.21%
Choral Financial Fund, LP8	-		28,169	28,169	-	28,169	0.31%

1 Banc Fund VII L.P. is controlled by its general partner, MidBanc VII L.P. MidBanc VII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting and dispositive power over the shares listed in the table as held by Banc Fund VII L.P.

2 Banc Fund VIII L.P. is controlled by its general partner, MidBanc VIII L.P. MidBanc VIII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting and dispositive power over the shares listed in the table as held by Banc Fund VIII L.P.

3 Banc Fund IX L.P. is controlled by its general partner, MidBan IX L.P. MidBan IX L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting and dispositive power over the shares listed in the table as held by Banc Fund IX L.P.

4 Andy Bergman, as principal, is a natural person with voting and dispositive power over the shares listed in the table as held by PRB Investors, L.P.

5 Castine Partners, LP is controlled by its general partner, Castine Management GP, LLC. Paul D. Magidson is a natural person and managing member of Castine Management GP, LLC and may be deemed to have voting and dispositive power over the shares listed in the table as held by Castine Partners, LP.

6 Castine Partners II, LP is controlled by its general partner, Castine Management GP, LLC. Paul D. Magidson is a natural person and managing member of Castine Management GP, LLC and may be deemed to have voting and dispositive power over the shares listed in the table as held by Castine Partners II, LP.

7 Castine Offshore Fund, LTD. is controlled by its investment manager, Castine Capital Management, LLC. Paul D. Magidson is a natural person and managing member of Castine Capital Management, LLC and may be deemed to have voting and dispositive power over the shares listed in the table as held by Castine Offshore Fund, LTD.

8 Choral Financial Fund LP is controlled by its general partner, Choral Capital, LLC. Bradley J. Ness is a natural person and managing member of Choral Capital, LLC and may be deemed to have voting and dispositive power over the shares listed in the table as held by Choral Financial Fund, LP.

13

SELLING SECURITYHOLDERS
Name of Selling Securityholder	Shares of Series E Preferred Stock Owned Prior to the Offering	Shares of Common Stock Owned Prior to the Offering	Shares of Series E Preferred Stock Offered Hereby	Shares of Common Stock Offered Hereby	Shares of Series E Preferred Stock Owned After the Offering	Shares of Common Stock Owned After the Offering	Percentage of Outstanding Common Stock Owned After the Offering
JAM Special Opportunities Fund III, L.P.[9]	-		225,352	225,352	-	225,352	2.51%
Stieven Financial Investors, L.P.[10]	-	194,687	185,231	185,231	-	379,918	4.23%
Stieven Financial Offshore Investors, Ltd.[10]	-	41,354	40,121	40,121	-	81,475	0.92%
Iron Road Multi-Strategy Fund LP11	-	14,589	22,820	22,820	-	37,409	0.42%
Mendon Capital Master Fund, Ltd.[12]	-	106,301	142,632	142,632	-	248,933	2.77%
Mendon Capital QP LP13	-	48,060	59,900	59,900	-	107,960	1.20%

9 JAM Special Opportunities Fund III, L.P. (“JSOF III”) is controlled by its general partner, JAM Equity Partners, LLC (“JEP”). Jacobs Assets Management LLC (“Jacobs”) is the duly appointed investment manager of JSOF III. Seymour Jacobs is the managing member of JEP and Jacobs and may be deemed to have voting and dispositive power over the shares listed in the table as held by JSOF III.

10 Stieven Capital GP, LLC is the general partner of Stieven Financial Investors, L.P., and in such capacity has voting and investment control over the shares held by this selling stockholder. Stieven Capital Advisors, L.P. is the investment manager of Stieven Financial Investors, L.P and Stieven Financial Offshore Investors, Ltd., and in such capacity has voting and investment control over the shares held by both of these selling stockholders. Joseph A. Stieven, Stephen L. Covington, Daniel M. Ellefson and Mark J. Ross are members of the general partner and managing directors of the investment manager, and as a result, they may each be deemed to have voting and investment control over shares held by both of these selling stockholders.

11 RMB Capital Management LLC is the investment manager of Iron Road Multi-Strategy Fund LP. RMB Capital Management LLC is the investment manager of Iron Road Multi-Strategy Fund LP. RMB Capital Holdings LLC (“RMB Holdings”) is the ultimate parent company of RMB Capital Management LLC. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman, Walter Clark and along with Christopher Graff, a member and the Director of Asset Management for RMB Holdings, are the natural persons with voting and dispositive power over the shares listed in the table as held by Iron Road Multi-Strategy Fund LP.

12 RMB Capital Management LLC is the sub-advisor of Mendon Capital Master Fund, Ltd. RMB Capital Management LLC is the sub-advisor of Mendon Capital Master Fund, Ltd. RMB Capital Holdings LLC (“RMB Holdings”) is the ultimate parent company of RMB Capital Management LLC. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman, Walter Clark and along with Christopher Graff, a member and the Director of Asset Management for RMB Holdings, are the natural persons with voting and dispositive power over the shares listed in the table as held by Mendon Capital Master Fund, Ltd.

13 RMB Capital Management LLC is the investment manager of Mendon Capital QP LP. RMB Capital Management LLC is the investment manager of Mendon Capital QP LP. RMB Capital Holdings LLC (“RMB Holdings”) is the ultimate parent company of RMB Capital Management LLC. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman, Walter Clark and along with Christopher Graff, a member and the Director of Asset Management for RMB Holdings, are the natural persons with voting and dispositive power over the shares listed in the table as held by Mendon Capital QP LP.

14

SELLING SECURITYHOLDERS
Name of Selling Securityholder	Shares of Series E Preferred Stock Owned Prior to the Offering	Shares of Common Stock Owned Prior to the Offering	Shares of Series E Preferred Stock Offered Hereby	Shares of Common Stock Offered Hereby	Shares of Series E Preferred Stock Owned After the Offering	Shares of Common Stock Owned After the Offering	Percentage of Outstanding Common Stock Owned After the Offering
Consector Partners, LP14	-		56,338	56,338	-	56,338	0.63%
JCSD Partners, LP15	-	291,335	56,338	56,338	-	347,673	3.87%
TFO GDF Fund LLC[16]	-		191,549	191,549	-	191,549	2.13%
Malta Market Neutral Master Fund, Ltd.[17]	-		32,394	32,394	-	32,394	0.36%
Malta Offshore, Ltd.[17]	-		72,254	72,254	-	72,254	0.80%
Malta Hedge Fund, L.P. [17]	-		13,577	13,577	-	13,577	0.15%
Malta Hedge Fund II, L.P. [17]	-		163,465	163,465	-	163,465	1.82%
Basswood Opportunity Partners, LP18	-		80,976	80,976	-	80,976	0.90%
Basswood Opportunity Fund, Inc.[18]	-		62,490	62,490	-	62,490	0.69%
Basswood Financial Fund, LP18	-		56,061	56,061	-	56,061	0.62%
Basswood Financial Fund, Inc. [18]	-		14,748	14,748	-	14,748	0.16%
Basswood Financial Long Only Fund, LP18	-		11,077	11,077	-	11,077	0.12%

14 Consector Advisors, LLC is the general partner of Consector Partners, LP. William J. Black is the natural person with voting and dispositive power over the shares held by Consector Partners, LP.

15 JCSD Capital, LLC is the General Partner of JCSD Partners, LP. Steven J. Didion and Joseph P. Colmery as managing members of JCSD Capital, LLC are the natural persons with voting and dispositive power over the shares listed in the table as held by JCSD Partners, LP.

16 TFO Manager Limited is the Managing Member of TFO GDF Fund LLC. Abdulmohsin Al Omran, Adel Al Mangour and Arup Asadullah, as the Directors of TFO Manager Limited, are the natural persons with voting and dispositive power over the shares listed in the table as held by TFO GDF Fund LLC.

17 Maltese Capital Management LLC is the investment manager of each of Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Offshore, Ltd. and Malta Market Neutral Master Fund, Ltd. Terry Maltese is the managing member of Maltese Capital Management LLC. In such capacities, each of Maltese Capital Management LLC and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Offshore, Ltd. and Malta Market Neutral Master Fund, Ltd. Each of Maltese Capital Management LLC and Mr. Maltese disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

18 Basswood Capital Management, L.L.C. (“BCM”) is the investment manager of Basswood Opportunity Partners, LP, Basswood Opportunity Fund, Inc., Basswood Financial Fund, LP, Basswood Financial Fund, Inc. and Basswood Financial Long Only Fund, LP (collectively, the “Basswood Funds”). Basswood Partners, L.L.C. (“BPLLC”) is the general partner of each of Basswood Opportunity Partners, LP (“BOP”), Basswood Financial Fund, LP (“BFF”), and Basswood Financial Long Only Fund, LP (“BFLOF”). Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and BPLLC. BCM, Matthew Lindenbaum and Bennett Lindenbaum may be deemed to have voting and investment power over the shares held by the Basswood Funds. Each of BCM, Matthew Lindenbaum and Bennett Lindenbaum disclaims beneficial ownership of the shares held by each of the Basswood Funds except to the extent of its or his pecuniary interest therein. BPLLC may be deemed to have voting and investment power over the shares held by BOP, BFF and BFLOF, and disclaims beneficial ownership of the shares held by each of BOP, BFF and BFLOF except to the extent of its pecuniary interest therein.

15

SELLING SECURITYHOLDERS
Name of Selling Securityholder	Shares of Series E Preferred Stock Owned Prior to the Offering	Shares of Common Stock Owned Prior to the Offering	Shares of Series E Preferred Stock Offered Hereby	Shares of Common Stock Offered Hereby	Shares of Series E Preferred Stock Owned After the Offering	Shares of Common Stock Owned After the Offering	Percentage of Outstanding Common Stock Owned After the Offering
Blue Lion Opportunity Master Fund, LP19	-		84,507	84,507	-	84,507	0.94%
JH Regional Bank Fund[20]	-		45,868	45,868	-	45,868	0.51%
JH Financial Industries Fund[20]	-		45,002	45,002	-	45,002	0.50%
JHVIT Financial Industries Trust[20]	-		7,722	7,722	-	7,722	0.09%
FJ Fund SP21	-		32,100	32,100	-	32,100	0.36%
Financial Opportunity Fund LLC[22]	-		169,732	169,732	-	169,732	1.89%
Siena Capital Partners Accredited, L.P.[23]	-		845	845	-	845	0.01%
Siena Capital Partners I, L.P.[23]	-		55,493	55,493	-	55,493	0.62%

19 Charles W. Griege, Jr. is a Managing Member of Blue Lion Opportunity Master Fund, LP and is a natural person who may be deemed to have voting and investment power over the shares held by Blue Lion Opportunity Master Fund, LP.

20 Manulife Asset Management (US) LLC is the investment sub-adviser and agent for JH Regional Bank Fund, JH Financial Industries Fund and JHVIT Financial Industries Trust. Lisa Welch has voting power and dispositive power over the shares held by the JH Regional Bank Fund, JH Financial Industries Fund and JHVIT Financial Industries Trust.

21 FJ Capital Management LLC is the sub-advisor of FJ Fund SP. Martin Friedman is a Managing Member of FH Capital Management LLC and is a natural person who may be deemed to have voting and investment power over the shares held by FJ Fund SP.

22 FJ Capital Management LLC is the Managing Member of Financial Opportunity Fund LLC. Martin Friedman is a Managing Member of FH Capital Management LLC and is a natural person who may be deemed to have voting and investment power over the shares held by FJ Fund SP.

23 Siena Capital Management, LLC is the general partner of each of Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P., and in such capacity has direct voting and dispositive power over the shares held by these selling stockholders. David Abraham, Daniel Kanter, and Gregory Dingens are members of Siena Capital Management, LLC and in such capacity have indirect voting and dispositive power for the shares held by these selling stockholders. Siena Capital Management, LLC, Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. are affiliated with a broker-dealer. Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. purchased the shares being registered in the ordinary course of business and did not have any agreement or understanding, at the time of purchase, directly or indirectly, with any person to distribute the shares.

16

SELLING SECURITYHOLDERS
Name of Selling Securityholder	Shares of Series E Preferred Stock Owned Prior to the Offering	Shares of Common Stock Owned Prior to the Offering	Shares of Series E Preferred Stock Offered Hereby	Shares of Common Stock Offered Hereby	Shares of Series E Preferred Stock Owned After the Offering	Shares of Common Stock Owned After the Offering	Percentage of Outstanding Common Stock Owned After the Offering
EJF Financial Services Fund LP24	-		133,803	133,803	-	133,803	1.49%
Endeavor Regional Bank Opportunities Fund L.P.[25]	-		78,127	78,127	-	78,127	0.87%
Endeavor Regional Bank Opportunities Fund II LP25	-		161,310	161,310	-	161,310	1.79%
Hot Creek Investors, L.P.[26]	-		56,338	56,338	-	56,338	0.63%
David and Patty Bomboy*	-	110,995	14,085	14,085	-	125,080	1.39%
E. Ricky Gibson*	-	93,244	3,775	3,775	-	97,019	1.08%
Charles R. Lightsey*	-		28,169	28,169	-	28,169	0.89%
Oak Grove Land Co, Inc.**	-	134,713	5,634	5,634	-	140,347	1.56%
Ted Parker*	-	70,813	9,859	9,859	-	80,672	0.90%
J. Douglas Seidenburg*	-	82,656	11,584	11,584	-	94,240	1.05%
M.D. Outdoor LLC[27]	-	-	2,500	2,500	-	2,500	0.03%
Andrew D. Stetelman*	-	42,283	5,634	5,634	-	47,917	0.53%

24 EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, L.P. EJF Capital LLC is the sole member of EJF Financial Services GP, LLC. Emanuel J. Friedman, Chief Executive Officer of EJF Capital LLC, is deemed to have voting and dispositive power over the shares listed in the table as held by EJF Financial Services Fund, L.P.

25 Endeavour Capital Management, L.L.C. is the general partner and Endeavour Capital Advisors Inc. is the investment advisor of Endeavor Regional Bank Opportunities Fund L.P. and Endeavor Regional Bank Opportunities Fund II LP. Laurence Austin and Mitchell Katz are the ultimate controlling persons of Endeavour Capital Management, L.L.C. and Endeavour Capital Advisors Inc. and as such are the natural persons having voting and dispositive power over the shares listed in the table as held by Endeavor Regional Bank Opportunities Fund L.P. and Endeavor Regional Bank Opportunities Fund II LP.

26 Hot Creek Capital, L.L.C. is the General Partner of Hot Creek Investors, L.P. Darren Tymchyshyn is the Managing Member of Hot Creek Capital, L.L.C. and as such is the natural person having voting and dispositive power over the shares listed in the table as held by Hot Creek Investors, L.P.

27 J. Douglas Seidenburg is a Member of M.D. Outdoor LLC and as such is the natural person having voting and dispositive power over the shares listed in the table as held by M.D. Outdoor LLC. Mr. Seidenburg is a Director of the Company. Mr. Seidenburg disclaims beneficial ownership of the shares held by M.D. Outdoor LLC except to the extent of his pecuniary interest therein.

17

SELLING SECURITYHOLDERS
Name of Selling Securityholder	Shares of Series E Preferred Stock Owned Prior to the Offering	Shares of Common Stock Owned Prior to the Offering	Shares of Series E Preferred Stock Offered Hereby	Shares of Common Stock Offered Hereby	Shares of Series E Preferred Stock Owned After the Offering	Shares of Common Stock Owned After the Offering	Percentage of Outstanding Common Stock Owned After the Offering
M. Ray and Cindy Cole***	-	63,136	2,000	2,000	-	65,136	0.72%
Mary Louise Polk	-	3,161	1,408	1,408	-	4,569	0.05%
William L. Reno III	-		1,690	1,690	-	1,690	0.02%
JRP Family Properties, LLC	-		2,253	2,253	-	2,253	0.03%
Jeff B. Jones	-	2,000	2,817	2,817	-	4,817	0.05%
Christopher L. Miles	-		2,817	2,817	-	2,817	0.03%
David E. Miles	-		2,817	2,817	-	2,817	0.03%
Jacob Graham	-		2,817	2,817	-	2,817	0.03%
Ronald Blacklidge	-	1,002	5,634	5,634	-	6,636	0.07%
Beverly Carter	-		1,408	1,408	-	1,408	0.02%
Donald M. Pulliam	-	400	2,817	2,817	-	3,217	0.04%
Roro Clarksdale, LLC	-		5,634	5,634	-	5,634	0.06%
Edwin J. Spence	-		5,634	5,634	-	5,634	0.06%
Robert O. Tatum	-		5,634	5,634	-	5,634	0.06%
G. Marshall Smith	-	12,000	9,859	9,859	-	21,859	0.24%
Eason Leake	-		7,324	7,324	-	7,324	0.08%
Michael W. Chancellor	-	67,350	2,817	2,817	-	70,167	0.78%
William A. Alexander Jr.	-	1,000	5,634	5,634	-	6,634	0.07%
Zonda J. Walker	-	400	14,085	14,085	-	14,485	0.16%
Perry Parker	-	216,633	56,338	56,338	-	272,971	3.04%
Charles G. Reeder	-		19,718	19,718	-	19,718	0.22%
Star Magnolia Six, L.P.	-		56,338	56,338	-	56,338	0.63%
The Thomas Milton Duff Amended and Restated Trust Agreement	-		140,845	140,845	-	140,845	1.57%
The James Ernest Duff Amended and Restated Trust Agreement	-		140,845	140,845	-	198,235	1.57%
Anna Laura Brett	-	8,317	2,253	2,253	-	354,554	0.12%
Wayne Thompson	-		2,816	2,816	-	191,054	0.03%

* Director of the Company

** Fred A. McMurry, a Director of the Company, is a 33% owner of the company. Fred A. McMurry disclaims beneficial ownership of the shares held by Oak Grove Land Company, Inc. except to the extent of his pecuniary interest therein.

** Mr. Cole is President and CEO of the Company and a Director of the Company.

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DESCRIPTION OF CAPITAL STOCK

General

The Company has 20,000,000 shares of authorized common stock, $1.00 par value. At September 30, 2016 there were 5,428,017 shares of common stock issued and outstanding. The Company has 10,000,000 shares of authorized preferred stock, no par value. At October 31, 2016 there were 17,123 shares of Series CD preferred stock outstanding and 3,563,380 shares of Series E Preferred Stock outstanding. On December 6, 2016, the Company entered into that certain Securities Purchase Agreement, dated December 6, 2016, pursuant to which the Company repurchased all 17,123 shares of its Series CD Preferred Stock from the United States Treasury Department. Therefore, as of December 6, 2016 the Company no longer had any outstanding shares of Series CD Preferred Stock.

Common Stock

The material terms and provisions of the Company’s common stock are summarized as set forth below. The following summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the Mississippi Business Corporation Act (“MBCA”) and by the Amended and Restated Articles of Incorporation (“Articles”) and Bylaws of the Company. Copies of our Articles and Bylaws are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Voting Rights; Cumulative Voting. Pursuant to the MBCA and the Company’ Bylaws, each outstanding share of the Company’s common stock is entitled to one vote on each matter submitted to a vote. Holders of the Company’s common stock do not have cumulative voting rights. Article 2.6 of the Company’s Bylaws provides that unless otherwise required by the MBCA or the Articles, all classes or series of the Company shares entitled to vote generally on a matter shall for that purpose be considered a single voting group, and unless otherwise required by law, the affirmative vote of a majority of any voting group shall be required to take action on any matter.

Limitations on Directors’ and Officers’ Liability. Article 7 of the Company’s Articles provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, under Section 79-4-8.33 of the MBCA, or for any transaction from which the director derived an improper personal benefit. Article 8 of the Company’s Bylaws provides for indemnification of directors and officers as discussed below under the caption “Indemnification.”

Supermajority Voting Requirements; Business Combinations or Control Share Acquisition. The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, of a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The Company’s Articles do not provide for a greater than majority vote on such a transaction.

The Company’s Articles do include a “control share acquisition” provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.

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Any person who proposes to make or has made a control share acquisition may deliver a statement to the Company describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of the Company to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to the Company, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.

Removal of Directors. Article 11 of the Company’s Articles provides that no director of the Company may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of the Company’s Bylaws provides further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.

Board of Directors. Under Article 10 of the Company’s Articles, the Board of Directors of the Company is divided into three classes — Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the Bylaws establishes a minimum of 9 directors and a maximum of 25 directors. At present there are a total of 9 directors divided as follows: 3 Class I directors, 3 Class II directors, and 3 Class III directors. The terms of the Class I directors will expire at the 2017 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2018 Annual Shareholders’ Meeting. The terms of the Class III directors will expire at the 2019 Annual Shareholders’ Meeting.

Vacancies in the Board of Directors. Under the Company’s Bylaws, any vacancy, may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; and further provided that, if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.

Amendment of the Articles of Incorporation or Bylaws. Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as the Company, unless such power is expressly reserved for the shareholders. Article 10 of the Company’s Bylaws provides that the Bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.

Under the MBCA, amendments to the Articles that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the Articles may be amended by a majority vote of the shares present at a meeting where a quorum is present.

Special Meetings of Shareholders. Under the Company’s Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.

Shareholder Proposals and Nominations. The Company’s Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. At least 60 days prior to the Annual Meeting or 10 days after notice of the Annual Meeting is provided to shareholders, notice must be given to the Secretary of the Company if a shareholder intends to nominate an individual for election to the Board of Directors or propose any shareholder action. These Bylaw provisions also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.

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Indemnification. Sections 79-4-8.50 through 79-4-8.59 of the MBCA provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of the Company’s directors under certain circumstances. The Company’s Articles also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company’s representatives or agents in certain circumstances. Pursuant to such authority and the provisions of the Company’s Articles, the Company intends to purchase insurance against certain liabilities that may be incurred by it and its officers and directors.

The Articles of the Company contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to it or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

Under its Bylaws, the Company must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of the Company or The First or any other corporation which the person served as a director at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of (1) a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his duties, any business opportunity of the Company, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of the Company, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

The board of directors of the Company also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock. Our board of directors, without further approval of the shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds, and any other rights, preferences, privileges, and restrictions applicable to each series of preferred stock.

21

Series CD Preferred Stock. We have designated 17,123 shares of our preferred stock as Series CD (the “CDCI Preferred Shares”) which were issued as part of the CDCI. On December 6, 2016, the Company entered into that certain Securities Purchase Agreement, dated December 6, 2016, pursuant to which the Company repurchased all 17,123 shares of its CDCI Preferred Shares from the United States Treasury Department. Therefore, as of December 6, 2016 the Company no longer had any shares of CDCI Preferred Shares issued or outstanding.

Series E Preferred Stock. The board of directors has established out of the authorized preferred stock a series of preferred stock entitled Series E Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock.

Mandatory Conversion. The Series E Preferred Stock will automatically convert into shares of common stock on the third business day following the approval by the holders of our common stock of the conversion as required by the applicable NASDAQ rules. Assuming shareholder approval is obtained, the number of shares of common stock into which each share of Series E Preferred Stock shall be converted will be the same number of shares of Series E Preferred Stock outstanding.

The Company filed definitive proxy materials on Schedule 14A on November 28, 2016 in connection with obtaining shareholder approval for the issuance of the common stock resulting from the conversion of the Series E Preferred Stock and intends to hold a special meeting of its shareholders on December 29, 2016 for this purpose.

Dividends. The Series E Preferred Stock carries a non-cumulative cash dividend at a per annum rate equal to 6%. The dividend will not be declared or paid if the Series E Preferred Stock is converted into shares of common stock before April 12, 2017. Beginning on June 30, 2017, if the Series E Preferred Stock is still outstanding, dividends will be payable semi-annually in arrears on June 30 and December 31, if declared by the Board. If all dividends payable on the Series E Preferred Stock have not been declared and paid for an applicable dividend period, the Company shall not declare or pay any dividends on any stock which ranks junior to the Series E Preferred Stock, or redeem, purchase, or acquire any stock which ranks pari passu or junior to the Series E Preferred Stock, subject to customary exceptions. If all dividends payable on the Series E Preferred Stock have not been paid in full, any dividend declared on stock which ranks pari passu to the Series E Preferred Stock shall be declared and paid pro rata with respect to the Series E Preferred Stock and such pari passu stock.

Participation in Dividends on Common Stock. So long as any shares of Series E Preferred Stock are outstanding, if we declare any dividends on our common stock or make any other distribution to our common shareholders, the holders of the Series E Preferred Stock will be entitled to participate in such distribution on an as-converted basis.

Ranking. The Series E Preferred Stock ranks senior to all of the Company’s common stock, pari passu to the Series CD Preferred Stock, and junior to the Company’s outstanding trust preferred securities. The Series E Preferred Stock will rank pari passu or senior to all future issuances of the Company’s preferred stock.

Voting Rights. Shares of Series E Preferred Stock generally have no voting rights other than as required by law except that the approval of the holders of a majority of the Series E Preferred Stock, voting as a single class, will be required with respect to certain matters, including (i) charter amendments adversely affecting the rights, preferences, or privileges of the Series E Preferred Stock and (ii) the creation of any series of senior equity securities.

Liquidation. In the event the Company liquidates, dissolves, or winds up, the holders of the Series E Preferred Stock shall be entitled to liquidating distributions equal to the greater of $17.75 per share plus any declared and unpaid dividends and the amount to which such holders would be entitled if the Series E Preferred Stock were converted into common stock immediately before such liquidation (before any distributions to holders of any junior securities).

Redemption. The Series E Preferred Stock will not be redeemable at the option of the Company or any holder of Series E Preferred Stock at any time.

Anti-dilution Provisions. The conversion price of the Series E Preferred Stock is also subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions, stock splits, subdivisions and combinations, distributions of cash, debt, or assets, and tender offers and exchange offers.

Preemptive Rights. Holders of the Series E Preferred Stock have no preemptive rights.

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Fundamental Change. If the Company enters into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which its common stock will be converted into cash, securities, or other property) or for certain reclassifications or exchanges of its common stock, then each share of Series E Preferred Stock will convert, effective on the day on which such share would automatically convert into common stock of the Company, into the securities, cash, and other property receivable in the transaction by the holder of the number of shares of common stock into which such share of Series E Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock and the Series E Preferred Stock in the Company owned by persons who are the beneficial owners of five percent or more of the Company’s common stock as of October 31, 2016.

	Common Stock			Series E Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Unvested Restricted Stock(2)	Percent of Class(3)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(4)

David W. Bomboy, M.D.	106,995	4,000	2.04%	14,085		0.40%

M. Ray (Hoppy) Cole, Jr.	33,539	29,597	1.16%	2,000		-

E. Ricky Gibson	84,744	8,500	1.72%	3,775		0.1%

Charles R. Lightsey	47,987	4,000	0.96%	28,169		0.79%

Fred A. McMurry	79,885	4,000	1.55%	5,634	(5)	0.16%

Gregory H. Mitchell	5,001	4,000	0.17%	-		-

Ted E. Parker	66,813	4,000	1.30%	9,859		0.28%

J. Douglas Seidenburg	78,656	4,000	1.52%	11,584		0.33%

Andrew D. Stetelman	38,283	4,000	0.78%	5,634		0.16%

Dee Dee Lowery	19,282	11,091	0.56%	-		-

Executive Officers and Directors, as a group	561,185	77,188	11.76%	75,106		2.11%

(1)	Includes shares for which the named person:
-	has sole voting and investment power,
-	has shared voting and investment power with a spouse, or
-	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2)	Restricted Stock granted under The First Bancshares, Inc. 2007 Stock Incentive Plan.
(3)	Calculated based on 5,428,017 shares of common stock outstanding.
(4)	Calculated based on 3,563,380 shares of Series E Preferred Stock outstanding.
(5)	Shares owned by Oak Grove Land Company, Inc. Fred A. McMurry, a Director of the Company, is a 33% owner of the company. Fred A. McMurry disclaims beneficial ownership of the shares held by Oak Grove Land Company, Inc. except to the extent of his pecuniary interest therein

23

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the certain beneficial owners with more than five percent ownership in the Company’s stock as of October 31, 2016.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Common Stock	Banc Fund VI LP, Banc Fund VII LP, Banc Fund VIII LP, Banc Fund IX LP 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	483,491	8.86%

Common Stock	Mendon Capital Advisors Corp. 150 Allens Creek Rd Rochester, NY 14618	331,945	6.09%

Common Stock	JCSD Capital, LLC 1676 N. California Blvd., #630 Walnut Creek, California 94596	291,335	5.34%

(1)	Calculated based on 5,428,017 shares of common stock outstanding.

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PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems, or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440.

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In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the Commission, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions, or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee, or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent, and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Securityholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon the Company being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions, and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the registration statement, of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

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We will pay all expenses of the registration of the Securities pursuant to the Registration Rights Agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreements, or we may be entitled to contribution.

Price Range of Common Stock and DividendS

Our common stock trades on the NASDAQ Global Select Market under the symbol FBMS. The following table sets forth, for the periods indicated, the range of high and low sales prices of the Company’s common stock, as reported by NASDAQ.

		High	Low	Dividends Paid

2016	4th quarter (through December 15)	$27.15	$17.82	$0.0375
	3rd quarter	$19.55	$16.99	$0.0375
	2nd quarter	$17.72	$15.50	$0.0375
	1st quarter	$18.50	$15.32	$0.0375

2015	4th quarter	$18.34	$15.58	$0.0375
	3rd quarter	$18.46	$16.10	$0.0375
	2nd quarter	$16.99	$15.50	$0.0375
	1st quarter	$17.70	$13.80	$0.0375

2014	4th quarter	$15.50	$14.29	$0.0375
	3rd quarter	$14.98	$14.20	$0.0375
	2nd quarter	$14.74	$14.11	$0.0375
	1st quarter	$14.82	$13.83	$0.0375

The last reported sales price per share of our common stock, as reported on the Nasdaq Global Market on December 15, 2016 was $27.15. On December 15, 2016, there were approximately 1,734 holders of record and 5,428,017 shares of common stock outstanding, excluding treasury shares held by the Company.

DIVIDEND POLICY

The principal source of funds from which we pay cash dividends are dividends received from The First. Federal banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Under certain conditions, dividends paid to us by The First are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991, banks may not pay a dividend if, after paying the dividend, a bank would be undercapitalized. Also, Mississippi law prohibits the Company from paying dividends to its shareholders if, after giving effect to such dividends, (1) the Company would not be able to pay its debts as they become due in the normal course of business or (2) the Company’s total assets would be less than the sum of its total liabilities plus certain amounts payable to preferred shareholders.

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CAPITALIZATION

The information in this table does not give effect to any other events subsequent to September 30, 2016. You should read the information in this table along with the financial information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. You should read this table in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the period ended September 30, 2016, which is incorporated by reference herein.

The following table sets forth our capitalization on a consolidated basis as of September 30, 2016 on:

(1) an actual basis; and

(2) an adjusted basis to give effect to the issuance of 3,563,380 shares of our common stock in this offering (assuming mandatory conversion of Series E Preferred Stock).

	As of September 30, 2016
	Actual	As Adjusted for this Offering
Stockholders' Equity:

Common Stock - $1.00 par value per share; 20,000,000 shares authorized, 5,454,511 shares issued (including treasury shares held by our Company); 9,017,891 shares issued and outstanding as adjusted for this offering.	$5,455	$9,018

Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 issued and outstanding	17,123	17,123

Preferred stock, $1.00 par value, $17.75 per share liquidation, 3,563,380 shares authorized; 3,563,380 issued and outstanding and related surplus	-	-

Capital surplus	44,996	104,683

Retained earnings	42,543	42,543

Accumulated other comprehensive income, net	3,005	3,005

Treasury stock, at cost, 26,494 shares	(464)	(464)

Total stockholders' equity	$112,658	$175,908

Consolidated Capital Ratios:

Tangible common equity to tangible assets	6.39%	10.89%

Tangible equity to tangible assets	7.8%	12.2%

Tier 1 leverage	8.5%	13.1%

Tier 1 risk based capital ratio	10.5%	16.2%

Total risk based capital ratio	11.2%	16.9%

Common equity Tier 1 capital ratio	7.8%	13.6%

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LEGAL MATTERS

The validity of the Securities offered by this prospectus and certain other legal matters will be passed upon for us by Jones Walker L.L.P.

EXPERTS

The consolidated financial statements of The First Bancshares, Inc. as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015 have been incorporated by reference in this prospectus in reliance upon the report of T.E. Lott & Company, independent registered public accounting firm, incorporated by reference herein and therein, and upon the authority of said firm as experts in accounting and auditing.

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PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the offering of the Securities being registered hereby all of which shall be borne by the Registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$7,330.67
Legal fees and expenses*	$75,000
Printing fees and expenses*	$10,000
Accounting fees and expenses*	$10,000
Miscellaneous fees and expenses*	$5,000

Total	$107,330.67

*Estimated

Item 14. Indemnification of Directors and Officers.

General Corporation Law

Sections 79-4-8.50 through 79-4-8.59 of the MBCA provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of the Company’s directors under certain circumstances. The Company’s Articles of Incorporation also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company’s representatives or agents in certain circumstances. Pursuant to such authority and the provisions of the Company’s Articles of Incorporation, the Company has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.

The Articles of Incorporation of the Company contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to it or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

Under its Bylaws, the Company must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of the Company or The First or any other corporation which the person served as a director at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the directors in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of (1) a written affirmation by the director of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his or her duties, any business opportunity of the Company, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of the Company, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

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The Board of Directors of the Company also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Pursuant to the Securities Purchase Agreements dated October 12, 2016 (“Securities Purchase Agreements”) between the Company and a limited number of institutional and other accredited investors (“Selling Securityholders”) (or an affiliate of the Selling Securityholders), we issued 3,563,380 shares of Series E Preferred Stock to the Selling Securityholders at $17.75 per share in a private placement transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 506 of Regulation D (we refer to this transaction as the “Private Placement”). See “Selling Securityholders” in Part I of the prospectus on p. [●] which is a part of this registration statement. The shares of Series E Preferred Stock are automatically convertible into 3,563,380 shares of common stock upon shareholder approval. As part of the Securities Purchase Agreements, we agreed with the Selling Securityholders to call a special meeting of the shareholders of the Company in order to vote upon a proposal concerning the issuance of 3,563,380 shares of our common stock in connection with the conversion of the Series E Preferred Stock into our common stock for purposes of NASDAQ Listing Rule 5635. Proceeds from the Private Placement were kept at the holding company level for general corporate purposes.

FIG Partners, LLC, Stephens, Inc. and Keefe, Bruyette & Woods, Inc. served as the Company’s placement agents in connection with the Private Placement. The Company paid the placement agents approximately $3.2 million in fees in connection with the sale of the Series E Preferred Stock.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7.          That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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8.         That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.         To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on December 16, 2016.

THE FIRST BANCSHARES, INC.

By:	/s/ M. Ray (Hoppy) Cole, Jr.
M. Ray (Hoppy) Cole, Jr.
Vice-Chairman of the Board, President, and Chief Executive Officer

By:	/s/ Donna T. (Dee Dee) Lowery
Donna T. (Dee Dee) Lowery
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant on the dates and in the capacities indicated.

/s/ E. Ricky Gibson	Director and Chairman of the Board	December 16, 2016

/s/ Charles R. Lightsey	Director	December 16, 2016

/s/ J. Douglas Seidenburg	Director	December 16, 2016

/s/ Andy Stetelman	Director	December 16, 2016

/s/ David W. Bomboy	Director	December 16, 2016

/s/ Ted E. Parker	Director	December 16, 2016

/s/ Fred McMurry	Director	December 16, 2016

/s/ Gregory Mitchell	Director	December 16, 2016

/s/ M. Ray (Hoppy) Cole, Jr.	CEO, President, and Director (Principal Executive Officer)	December 16, 2016

/s/ Donna T. (Dee Dee) Lowery	Executive VP & Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated October 12, 2016, by and among The First Bancshares, Inc., The First, A National Banking Association, and Gulf Coast Community Bank (incorporated herein by reference to Exhibit 1.2 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

2.2	Stock Purchase Agreement, dated October 12, 2016, by and between The First Bancshares, Inc. and A. Wilbert’s Sons Lumber and Shingle Co. (incorporated herein by reference to Exhibit 1.1 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on July 28, 2016)

3.2	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to the First Bancshares’ Current Report on Form 8-K filed on March 18, 2016)

3.3	Certificate of Designation of the Series E Preferred Stock of The First Bancshares, Inc., effective October 14, 2016 (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

4.1	Provisions in the Company’s Articles of Incorporation and Bylaws defining the rights of holders of the Company’s Common Stock (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on July 28, 2016 and to Exhibit 3.2 to the First Bancshares’ Current Report on Form 8-K filed on March 18, 2016)

4.2	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement No. 33-94288 on Form S-1).

4.3	Certificate of Designation of the Series E Preferred Stock of The First Bancshares, Inc., effective October 14, 2016 (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

5.1+	Opinion of Jones Walker L.L.P. regarding legality of securities being registered

10.1	Securities Purchase Agreement between the Company and the Purchasers provided therein, dated October 12, 2016 (incorporated herein by reference to Exhibit 1.3 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

10.2	Registration Rights Agreement between the Company and the Purchasers provided therein, dated October 12, 2016 (incorporated herein by reference to Exhibit 1.4 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

10.3*	Securities Purchase Agreement, dated as of December 6, 2016, by and between the United States Department of the Treasury and the Company.

10.4	Employment Agreement dated May 31, 2011, between The First, A National Banking Association, and M. Ray Cole, Jr. (incorporated herein by reference to Exhibit 10.5 of the First Bancshares' Annual Report on Form 10-K filed on March 29, 2012)

10.5	The First Bancshares, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the First Bancshares’ Registration Statement No. 171996 on Form S-8)

10.6	Amendment to 2007 Stock Incentive Plan effective May 28, 2015 upon approval by shareholders of the Company (incorporated herein by reference to Exhibit 10.6 to the First Bancshares Annual Report on Form 10-K filed on March 30, 2016)

10.7	Loan Agreement, dated as of December 5, 2016, by and between the Company, as Borrower, and First Tennessee Bank National Association, as Lender (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 9, 2016).

13.1	The Company's 2015 Annual Report to Shareholders (pages 1 to 77) (incorporated herein by reference to Exhibit 13 to the First Bancshares Annual Report on Form 10-K filed on March 30, 2016)

21.1	Subsidiaries of First Bancshares (incorporated herein by reference to Exhibit 21 to the First Bancshares Annual Report on Form 10-K filed on March 30, 2016)

23.1*	Consent of T.E. Lott & Company

23.2+	Consent of Jones Walker L.L.P. included as part of its opinion to be filed as Exhibit 5.1 and incorporated herein by reference

*	Filed herewith.
+	To be filed by amendment.